Exhibit 99.2
COURT ENTERS ORDER RESTRICTING TRADING IN EQUITY OF FREMONT GENERAL CORPORATION
(BREA, CALIFORNIA) — June 23, 2008: Fremont General Corporation (“Fremont General” or the “Company”) (OTC: FMNT), doing business primarily through its wholly-owned bank subsidiary, Fremont Investment & Loan (“FIL” or the “Bank”), announced today that the United States Bankruptcy Court for the Central District of California, Santa Ana Division (the “Bankruptcy Court”) entered a court order (“Order”) that imposes substantial restrictions on the trading of the Company’s common stock, par value $0.01 per share (“Common Stock”), for those holders who are “Substantial Equityholders” (defined below), effective as of June 18, 2008. The Order was sought by the Company in an effort to preserve its consolidated net operating loss carryovers (“NOLs”), which are available to offset the Company’s future taxable income, if any, and reduce the Company’s federal income tax liability. The benefit of the NOLs may be substantially reduced if the Company undergoes an “ownership change” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Generally, there is an ownership change if, at any time, one or more 5% shareholders (or persons or entities holding less than 5% but who are deemed under treasury regulations to be 5% shareholders) have aggregate increases in their ownership in a corporation of more than 50 percentage points when considered over the prior three year period. Once all or part of a NOL is disallowed under the Code on account of an “ownership change,” that NOL’s use is permanently limited.
The Order provides the Company with a mechanism to monitor the transfers of Common Stock and the ability to obtain substantive relief from the Bankruptcy Court to protect the NOLs from the possible loss due to an “ownership change.” The Company’s NOLs, as reported on its 2007 consolidated tax return, were approximately $695 million and potentially may provide a tax benefit in excess of $200 million, if preserved.
The trading restrictions established by this Order apply to “Substantial Equityholders” who purchase or dispose of Common Stock. A “Substantial Equityholder” is a person or entity that beneficially owns at least 3,904,160 shares of Common Stock, or 5% or more of the outstanding shares of Common Stock or who at anytime was a 5% shareholder of the Company within the meaning of the Treasury Regulations section 1.382-2T. Pursuant to this Order, each existing Substantial Equityholder must serve on the Company and its counsel within thirty (30) days of June 18, 2008, a written notice in the form set forth in the Order, which sets forth the amount of Common Stock it beneficially owns. After June 18, 2008, any person or entity that (i) is not a Substantial Equityholder and wishes to purchase or otherwise acquire ownership of an amount of Common Stock that would cause such person or entity to become a Substantial Equityholder; or (ii) is a Substantial Equityholder and wishes to purchase or otherwise acquire ownership of any additional Common Stock; or (iii) is a Substantial Equityholder and wishes to sell or otherwise dispose of Common Stock, must, prior to the consummation of any such transaction, serve on the Company and its counsel a written notice in the form set forth in the Order.
If no written objection to a proposed transaction by a “Substantial Equityholder,” to which proper notice is received, is filed with the Bankruptcy Court by the Company within twenty (20) calendar days following the receipt of such notice, then the transaction may proceed. If a written objection to the proposed transaction is filed by the Company with the Court within such period, then the transaction may not be consummated unless and until it is approved by a final and nonappealable order of the Bankruptcy Court. Any subsequent transactions within the scope of this Order must be the subject of separate notices and with additional waiting periods. Any acquisition or disposition of Common Stock made in violation of the Order will be void and the Bankruptcy Court may consider sanctions or other measures as the Bankruptcy Court considers appropriate.
About Fremont General
Fremont General Corporation is a financial services holding company with $8.8 billion in total assets, at September 30, 2007. The Company is engaged in deposit gathering through a retail branch network located in the coastal and Central Valley regions of Southern California through its wholly-owned bank subsidiary, Fremont Investment & Loan. Fremont Investment & Loan funds its operations primarily through deposit accounts sourced through its 22 retail banking branches which are insured up to the maximum legal limit by the FDIC.
The Retail Banking Division of the Bank continues to offer a variety of savings and money market products as well as certificates of deposits across its 22 branch network. Customer deposits remain fully insured by the FDIC up to at least $100,000 and retirement accounts remain insured separately up to an additional $250,000.
To find out more about Fremont General, or to subscribe to the Company’s email alert feature for notification of Company news and events, please visit www.fremontgeneral.com.
Regulatory Filings
The Company’s periodic reports as filed with the Securities and Exchange Commission (“SEC”) can be accessed at www.fremontgeneral.com and on the EDGAR’s section of the SEC’s website at www.sec.gov.
Forward-Looking Statements
This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company and its subsidiaries. These statements and the

Company’s reported results herein are not guarantees of future performance or results and there can be no assurance that actual developments and economic performance will be those anticipated by the Company. Actual developments and/or results may differ significantly and adversely from historical results and those anticipated by the Company for the fiscal year ending December 31, 2008 as a result of various factors which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Reports on Form 10-Q, and its reports on Form 8-K and other documents filed by the Company with the SEC from time to time. The Company does not undertake to update or revise forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws.
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